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EXHIBIT 12.1

Statement of Computation of Ratio of Earnings to Fixed Charges

			Year ended December 31,			Year ended December 31,
	May 28(1)- December 31, 1999							Quarter ended September 30, 2004
			2000		2001	2002	2003
Earnings
Income from Continuing Operations	(699)		(1,838)		(2,224)	(1,950)	(1,910)	(1,789)
Fixed Charges	—		596		1,125	426	200	363
Distributions from Equity Investees	12,124		41,971		45,358	47,493	49,820	41,559

Total Earnings	11,425		40,729		44,259	45,969	48,110	40,133

Fixed Charges
Interest expense	—	(2)	596	(3)	1,125	426	200	363

Total Fixed Charges	—		596		1,125	426	200	363

Ratio: Earnings/Fixed Charges	N/A		68.34		39.34	107.91	240.55	110.56

(1)
Commencement of operations.

  On May 28, 1999, we acquired a 30% interest in Northern Border Pipeline. Prior to that date, we had no operations.

(2)
We did not incur interest expense in the period May 28 - December 31, 1999.

(3)
On September 1, 2000 we drew on our third party revolving credit facility to fund a portion of our acquisition of a 49% general partner interest in Tuscarora and incurred interest expense for four months in 2000.

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EXHIBIT 12.1